BLACK HILLS CORP. ANNOUNCES 21 PERCENT GROWTH IN 2013 SECOND QUARTER ADJUSTED EARNINGS PER SHARE

RAPID CITY, S.D. — Aug. 5, 2013 — Black Hills Corp. (NYSE: BKH) today announced 2013 second quarter financial results. Income from continuing operations, as adjusted, was $18.3 million, or $0.41 per diluted share, compared with $15.1 million, or $0.34 per diluted share, for the same period in 2012 (this is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We achieved solid earnings growth in the second quarter,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Adjusted earnings per share increased 21 percent over the same period in the prior year, reflecting higher earnings at our gas utilities, power generation and coal mining segments combined with lower interest expense. Gas utilities realized higher sales volumes and gross margins due to colder spring weather as compared to the relatively warm spring last year. Power generation reported higher contract revenues while coal mining benefited from continued efficiency efforts. Interest expense was lower due to reduced outstanding debt.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2013	2012	2013	2012
Non-GAAP *:
Income from continuing operations, as adjusted	$18.3	$15.1	$56.6	$43.5
Income (loss) from discontinued operations	—	(1.2)	—	(6.6)
Net income, as adjusted (non-GAAP)	$18.3	$13.9	$56.6	$36.9

Earnings per share from continuing operations, as adjusted, diluted	$0.41	$0.34	$1.28	$0.99
Earnings (loss) per share, discontinued operations	—	(0.03)	—	(0.15)
Earnings per share, as adjusted, diluted (non-GAAP)	$0.41	$0.31	$1.28	$0.84

GAAP:
Income from continuing operations	$30.5	$(12.3)	$73.7	$22.9
Income (loss) from discontinued operations	—	(1.2)	—	(6.6)
Net income	$30.5	$(13.5)	$73.7	$16.3

Earnings per share from continuing operations, diluted	$0.69	$(0.28)	$1.66	$0.52
Income (loss) from discontinued operations	—	(0.03)	—	(0.15)
Earnings per share, diluted	$0.69	$(0.31)	$1.66	$0.37

*	These are Non-GAAP measures. Accompanying schedules for the GAAP to Non-GAAP adjustment reconciliations are provided below.

“We made excellent progress on two key strategic initiatives during the quarter. Construction commenced in April on the $237 million, 132 megawatt Cheyenne Prairie Generating Station. This project will meet our customers' growing demand for electricity at Cheyenne Light and replace generating capacity at Black Hills Power that is being closed due to U.S. Environmental Protection Agency regulations. Our oil and gas segment drilled two horizontal wells in the Mancos Shale formation in the Piceance Basin. We expect both wells to be completed and producing prior to year-end. The wells are part of a transaction through which we will earn approximately 20,000 net acres of Mancos Shale leasehold in the Piceance Basin in exchange for drilling and completing the two wells.

“In recognition of our improved financial position, Standard & Poor's and Fitch both raised our corporate credit rating to BBB from BBB-. These rating agency actions, combined with our solid second quarter financial performance, affirm our strategies for improving cash flows, growing earnings and strengthening our balance sheet,” Emery concluded.

Black Hills Corp. highlights, recent regulatory filings and updates, and other events include:

Utilities

•
On April 30, Colorado Electric filed its electric resource plan with the Colorado Public Utilities Commission, addressing its projected resource requirements through 2019. The resource plan identified a 40 megawatt, simple-cycle, natural gas-fired turbine as the replacement capacity for the retirement of the coal-fired, 42 megawatt W.N. Clark power plant, consistent with the requirements of the Colorado Clean Air - Clean Jobs Act. A certificate of public convenience and necessity was submitted to the commission requesting approval for the new generating capacity. If approved, the plant will be constructed at the Pueblo Airport Generating Station and placed into service in the first quarter of 2017. The resource plan also recommended the retirement of the natural gas-fired Pueblo Units 5 and 6 by Dec. 31, 2013. A certificate of public convenience and necessity was submitted to the commission seeking approval to retire these plants, which total 29 megawatts and were placed in service in the 1940s. A hearing with the commission is scheduled for Nov. 12-15 regarding the resource plan and the two certificates of public convenience and necessity.

•
On April 23, Colorado Electric issued a request for proposals for up to 30 megawatts of wind energy for its electric system in southern Colorado. Bids have been received, an independent evaluation has been completed and bid results have been submitted to the commission. Our power generation segment elected to bid into this request for proposal. A hearing with the commission is scheduled for Sept. 4-6, and an initial decision is anticipated in early October.

•
On April 8, construction and infrastructure work commenced on the 132 megawatt Cheyenne Prairie Generating Station in Cheyenne, Wyo. Project costs for plant construction and associated transmission are estimated at $222 million, with up to $15 million of construction financing costs, for a total of $237 million. Construction for the new power plant is expected to be completed by the fourth quarter of 2014. The project is currently on schedule and within budget.

•
Gas utilities continued efforts to acquire small municipal gas distribution systems adjacent to our existing gas utility service territories. We acquired another small system during the quarter, adding about 300 retail customers and a few commercial customers.

•
On Dec. 17, 2012, Black Hills Power filed a request with the South Dakota Public Utilities Commission seeking a 9.94 percent, or $13.7 million, increase in annual electric revenue. A hearing with the commission is scheduled for Oct. 8-11. Interim rates, subject to refund, were implemented June 16.

•
On Dec. 17, 2012, Black Hills Power filed a request with the South Dakota Public Utilities Commission to use a construction financing rider for Cheyenne Prairie Generating Station in lieu of the typical allowance for funds used during construction. The requested rider will allow Black Hills Power to earn and collect a rate of return during the construction period on its 40 percent share of the total project cost, while also lowering the overall cost of the project to customers. Interim rates, subject to refund, were implemented April 1. A hearing with the commission is scheduled for Sept. 16-20.

Non-regulated Energy

•
Oil and gas drilled two horizontal wells in the Mancos Shale formation in the Piceance Basin. Both wells should be completed and producing prior to year-end. The wells are part of a transaction in which the company will earn approximately 20,000 net acres of Mancos Shale leasehold in the Piceance Basin in exchange for drilling and completing the two wells.

Corporate

•	On July 24, Standard & Poor's Rating Services raised the company's corporate credit rating to BBB from BBB-, with a stable outlook.

•	On July 24, the company declared a quarterly dividend of $0.38 per share, equivalent to an annual dividend rate of $1.52 per share. Black Hills has increased its dividend for 43 consecutive years.

•
On June 21, the company closed a new $275 million unsecured term loan. The new loan has a maturity date of June 19, 2015, with a cost of borrowing based on LIBOR plus a spread of 112.5 basis points per annum. The proceeds of the term note were used to repay a $150 million term note due June 24, 2013, a $100 million term note due Sept. 30, 2013, and other short-term borrowings.

•	On May 10, Fitch Ratings raised the company's corporate credit rating to BBB from BBB-, with a positive outlook.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Net income (loss):
Utilities:
Electric	$10.6	$14.2	$23.0	$22.9
Gas	3.2	1.2	21.7	16.4
Total Utilities Group	13.8	15.4	44.7	39.3

Non-regulated Energy:
Power generation	5.1	3.9	10.7	10.8
Coal mining	1.9	1.2	3.0	2.2
Oil and gas (a)	(1.9)	(19.6)	(2.0)	(19.6)
Total Non-regulated Energy Group	5.1	(14.5)	11.7	(6.6)

Corporate and Eliminations (b) (c)	11.7	(13.2)	17.3	(9.8)

Income from continuing operations	30.5	(12.3)	73.7	22.9

Income (loss) from discontinued operations, net of tax	—	(1.2)	—	(6.6)
Net income (loss)	$30.5	$(13.5)	$73.7	$16.3

(a)	Financial results for the three and six months ended June 30, 2012, included a non-cash after-tax ceiling test impairment of $17.3 million.

(b)
Financial results include a $12.2 million and $17.1 million net after-tax non-cash mark-to-market gain on certain interest rate swaps for the three and six months ended June 30, 2013, respectively, and a $10.1 million and $2.3 million net after-tax non-cash mark-to-market loss on those same interest rate swaps for the three and six months ended June 30, 2012, respectively.

(c)
Certain indirect corporate costs and inter-segment interest expense previously charged to our Energy Marketing segment could not be reclassified to discontinued operations and, accordingly, have been presented within Corporate in the after-tax amount of $1.6 million for the six months ended June 30, 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Weighted average common shares outstanding (in thousands):
Basic	44,172	43,799	44,113	43,765
Diluted	44,412	43,799	44,363	43,984

Earnings per share:
Basic -
Continuing Operations	$0.69	$(0.28)	$1.67	$0.52
Discontinued Operations	—	(0.03)	—	(0.15)
Total Basic Earnings Per Share	$0.69	$(0.31)	$1.67	$0.37

Diluted -
Continuing Operations	$0.69	$(0.28)	$1.66	$0.52
Discontinued Operations	—	(0.03)	—	(0.15)
Total Diluted Earnings Per Share	$0.69	$(0.31)	$1.66	$0.37

DIVIDENDS

On July 24, 2013, Black Hills’ board of directors declared a quarterly dividend on the common stock. Common shareholders of record at the close of business on Aug. 16, 2013, will receive $0.38 per share, equivalent to an annual dividend rate of $1.52 per share, payable on Sept. 1, 2013.

2013 EARNINGS GUIDANCE REAFFIRMED

The company reaffirms expected 2013 earnings from continuing operations, as adjusted, to be in the range of $2.20 to $2.40 per share, consistent with the original guidance issued on Nov. 7, 2012.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Tuesday, Aug. 6, 2013, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-515-2915 if calling within the United States. International callers can call 617-399-5129. All callers need to enter the pass code 47607802 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Tuesday, Aug. 20, 2013, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 73331057.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Income (loss) from continuing operations, as adjusted, and Net income (loss), as adjusted, are defined as Income (loss) from continuing operations and Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. Black Hills believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company's continuing operating results. Company management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2013		2012		2013		2012
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$30.5	$0.69	$(12.3)	$(0.28)	$73.7	$1.66	$22.9	$0.52
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	(12.2)	(0.28)	10.1	0.23	(17.1)	(0.38)	2.3	0.05
Ceiling test impairment	—	—	17.3	0.39	—	—	17.3	0.39
Credit facility fee write off	—	—	—	—	—	—	1.0	0.02
Rounding	—	—	—	—	—	—	—	0.01
Total adjustments	(12.2)	(0.28)	27.4	0.62	(17.1)	(0.38)	20.6	0.47

Income (loss) from continuing operations, as adjusted (non-GAAP)	18.3	0.41	15.1	0.34	56.6	1.28	43.5	0.99
Income (loss) from discontinued operations, net of tax	—	—	(1.2)	(0.03)	—	—	(6.6)	(0.15)
Net income (loss), as adjusted (non-GAAP)	$18.3	$0.41	$13.9	$0.31	$56.6	$1.28	$36.9	$0.84

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended June 30, 2013, compared to the three months ended June 30, 2012, are discussed below. The following business group and segment information does not include certain intercompany eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated. Prior period information has been revised to reclassify information related to discontinued operations.

Utilities Group

Income from continuing operations for the Utilities Group for the second quarter ended June 30, 2013, was $13.8 million, compared to $15.4 million in 2012.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$88.2	$88.3	$(0.1)	$178.7	$173.7	$5.0

Operations and maintenance	39.4	36.9	2.5	78.2	76.1	2.1
Depreciation and amortization	19.7	18.7	1.0	38.8	37.6	1.2
Operating income	29.1	32.7	(3.6)	61.6	60.0	1.6

Interest expense, net	(13.8)	(12.3)	(1.5)	(28.2)	(25.5)	(2.7)
Other (income) expense, net	0.2	0.3	(0.1)	0.5	1.0	(0.5)
Income tax benefit (expense)	(4.9)	(6.5)	1.6	(10.9)	(12.6)	1.7
Income (loss) from continuing operations	$10.6	$14.2	$(3.6)	$23.0	$22.9	$0.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Statistics:
Retail sales - MWh	1,106,044	1,126,396	2,242,214	2,245,206
Contracted wholesale sales - MWh	77,653	72,006	181,437	161,054
Off-system sales - MWh	377,592	355,123	718,124	882,670
Total electric sales - MWh	1,561,289	1,553,525	3,141,775	3,288,930

Total gas sales - Cheyenne Light - Dth	908,387	643,221	2,854,271	2,430,979

Regulated power plant availability:
Coal-fired plants (a)	96.0%	81.0%	96.4%	86.0%
Other plants	95.5%	96.4%	97.1%	95.7%
Total availability	95.7%	88.8%	96.7%	90.9%

(a)
Three months ended June 30, 2012, reflects an unplanned outage due to a transformer failure and a planned outage at Neil Simpson II and the six months ended June 30, 2012, reflects a planned overhaul at Wygen II.

Second Quarter 2013 Compared with Second Quarter 2012

Gross margin was comparable to the same period in the prior year reflecting a $1.6 million decrease related to lower electric retail megawatt hours sold and a $1.1 million decrease as a result of energy cost adjustments, partially offset by a $1.7 million increase related to the Cheyenne Prairie construction financing riders, a $0.6 million increase from transmission margins from increased pricing, and a $0.4 million increase in gas rate adjustments.

Operations and maintenance increased primarily due to an increase in property taxes and employee compensation and benefit costs, partially offset by reduced costs resulting from plant suspensions compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net increased primarily due to an increase in debt balances and lower AFUDC as compared to the same period in the prior year.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Gross margin	$49.2	$41.9	$7.3	$124.9	$110.5	$14.4

Operations and maintenance	31.9	28.5	3.4	65.1	59.8	5.3
Depreciation and amortization	6.6	6.3	0.3	13.1	12.4	0.7
Operating income	10.7	7.2	3.5	46.7	38.3	8.4

Interest expense, net	(5.9)	(5.7)	(0.2)	(12.2)	(12.3)	0.1
Other expense (income), net	—	0.1	(0.1)	—	0.1	(0.1)
Income tax (expense)	(1.6)	(0.4)	(1.2)	(12.9)	(9.7)	(3.2)
Income (loss) from continuing operations	$3.2	$1.2	$2.0	$21.7	$16.4	$5.3

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Statistics:
Total gas sales - Dth	10,348,664	6,281,224	34,798,797	25,970,749
Total transport volumes - Dth	14,383,540	13,374,219	33,209,739	31,424,403

Second Quarter 2013 Compared with Second Quarter 2012

Gross margin increased primarily due to higher residential consumption and transport volumes driven by 72 percent higher heating degree days than in the same period in the prior year. Heating degree days were 24 percent higher than normal for the period.

Operations and maintenance increased primarily due to an increase in employee compensation and benefit costs and uncollectible accounts compared to the same period in the prior year.

Income tax benefit (expense): The effective tax rate increased as a result of a favorable true-up adjustment that was recorded in 2012. Such adjustment had a pronounced impact in 2012 due to significantly lower pre-tax income.

Non-Regulated Energy Group

Income from continuing operations from the Non-regulated Energy group for the three months ended June 30, 2013, was $5.1 million, compared to a Loss from continuing operations of $14.5 million for the same period in 2012.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$20.1	$18.7	$1.4	$40.5	$38.4	$2.1

Operations and maintenance	8.2	7.6	0.6	16.0	14.7	1.3
Depreciation and amortization	1.3	1.1	0.2	2.5	2.2	0.3
Operating income	10.7	10.1	0.6	22.0	21.4	0.6

Interest expense, net	(2.7)	(4.0)	1.3	(5.4)	(8.7)	3.3
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(2.9)	(2.2)	(0.7)	(5.9)	(1.9)	(4.0)
Income (loss) from continuing operations	$5.0	$3.9	$1.1	$10.7	$10.8	$(0.1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	94.0%	99.2%	97.0%	99.6%
Gas-fired plants	99.2%	98.9%	98.9%	99.2%
Total availability	98.0%	99.0%	98.5%	99.3%

Second Quarter 2013 Compared with Second Quarter 2012

Revenue increased due to an increase in megawatt hours delivered at a higher price and increased contract pricing.

Operations and maintenance increased primarily due to increases in repairs and maintenance costs and property taxes.

Depreciation and amortization were comparable to the same period in the prior year. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased due to lower debt balances.

Coal Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$14.3	$13.1	$1.2	$27.9	$28.1	$(0.2)

Operations and maintenance	9.3	9.9	(0.6)	19.4	21.4	(2.0)
Depreciation, depletion and amortization	3.0	3.0	—	5.8	6.7	(0.9)
Operating income (loss)	2.1	0.3	1.8	2.7	0.1	2.6

Interest (expense) income, net	(0.2)	0.4	(0.6)	(0.3)	1.2	(1.5)
Other income (expense), net	0.6	0.6	—	1.2	1.5	(0.3)
Income tax benefit (expense)	(0.5)	(0.1)	(0.4)	(0.5)	(0.6)	0.1
Income (loss) from continuing operations	$2.0	$1.2	$0.8	$3.0	$2.2	$0.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Statistics:	(in thousands)
Tons of coal sold	1,079	983	2,132	2,086

Cubic yards of overburden moved	930	2,280	1,989	4,922

Second Quarter 2013 Compared with Second Quarter 2012

Revenue increased mostly due to a 10 percent increase in tons sold primarily as a result of customer plant outages in the prior year that did not occur in the current year.

Operations and maintenance decreased primarily due to mining in areas with lower overburden, decreased fuel costs and headcount reductions.

Interest (expense) income, net reflects decreased interest income primarily due to a decrease in the inter-company notes receivable balance reduced upon payment of a dividend to our parent.

Income tax benefit (expense): The primary factor impacting the effective tax rate was the estimated tax benefit produced by percentage depletion. Such tax benefit was essentially the same for both periods; however, its impact on the effective tax rate was not as pronounced when compared to 2012 due to the significantly greater pre-tax income generated in 2013.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2013	2012	2013 vs. 2012	2013	2012	2013 vs. 2012
	(in millions)
Revenue	$11.8	$20.6	$(8.8)	$27.2	$42.3	$(15.1)

Operations and maintenance	10.0	10.3	(0.3)	20.3	21.2	(0.9)
Depreciation, depletion and amortization	5.2	13.0	(7.8)	10.6	22.4	(11.8)
Impairment of long-lived assets	—	26.9	(26.9)	—	26.9	(26.9)
Operating income	(3.4)	(29.6)	26.2	(3.7)	(28.1)	24.4

Interest income (expense), net	(0.1)	(1.2)	1.1	—	(2.8)	2.8
Other (income) expense, net	0.1	0.1	—	—	0.1	(0.1)
Income tax benefit (expense), net	1.4	11.1	(9.7)	1.6	11.2	(9.6)
Income (loss) from continuing operations	$(2.0)	$(19.6)	$17.6	$(2.0)	$(19.6)	$17.6

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Operating Statistics:
Bbls of crude oil sold	65,304	155,362	(58)%	162,107	300,839	(46)%
Mcf of natural gas sold	1,784,389	2,451,811	(27)%	3,517,339	4,840,286	(27)%
Gallons of NGL sold	895,720	837,626	7%	1,841,534	1,652,211	11%
Mcf equivalent sales	2,304,173	3,503,644	(34)%	4,753,057	6,881,350	(31)%

Depletion expense/Mcfe	$1.82	$3.47	(48)%	$1.80	$2.98	(40)%

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$95.15	$2.35	$0.73	$76.71	$3.12	$0.74

Average well-head price	$90.99	$2.00		$79.41	$1.28

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
Average Prices	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$91.71	$2.63	$0.84	$77.33	$3.36	$0.84

Average well-head price	$89.07	$1.94		$81.57	$1.49
Second Quarter 2013 Compared with Second Quarter 2012

Revenue decreased primarily due to a 34 percent decrease in volumes sold as a result of our Williston Basin asset sale in 2012, and a 24 percent decrease in the average price received for natural gas sold, partially offset by a 25 percent increase in the average price received for crude oil sold.

Operations and maintenance costs decreased primarily due to lower non-operated well costs and lower production and ad valorem taxes on lower revenue.

Impairment of long-lived assets represented a write-down in the value of our natural gas and crude oil properties driven by low natural gas prices in 2012. The write-down reflected a 12 month average NYMEX gas price of $3.15 per Mcf, adjusted to $2.66 per Mcf at the wellhead, and $95.67 per barrel, adjusted to $85.36 per barrel for crude oil at the wellhead.

Depreciation, depletion and amortization decreased primarily due to a lower depletion rate per Mcfe and lower volumes. The lower depletion rate was primarily driven by the sale of our Williston Basin assets in 2012.

Interest income (expense), net reflects lower interest expense primarily due to decreased debt as a result of proceeds from the sale of our Williston Basin assets in 2012.

Income tax (expense) benefit: Each period presented reflects a tax benefit that was favorably impacted by the tax effect of essentially the same amount of estimated percentage depletion deduction.

Corporate Activities

Second Quarter 2013 Compared with Second Quarter 2012

Income from continuing operations for Corporate activity was $11.7 million for the three months ended June 30, 2013, compared to loss from continuing operations of $13.2 million for the three months ended June 30, 2012. The variance from the prior year was primarily due to market interest rate changes impacting unrealized, non-cash mark-to-market gains on certain interest rate swaps; the allocation of debt-related costs included in Corporate activities for the three months ended June 30, 2012, now allocated among our segments in 2013 in order to better align the capital structure of the corporation among the segments; and costs originally allocated to our Energy Marketing segment, which could not be reclassified to discontinued operations in accordance with GAAP, and were included in Corporate activities for the three months ended June 30, 2012.

Discontinued Operations

Second Quarter 2013 Compared with Second Quarter 2012

On Feb. 29, 2012, we sold the outstanding stock of Enserco Energy Inc., our Energy Marketing segment, which resulted in this segment being reported as discontinued operations. For comparative purposes, all prior results of our Energy Marketing segment have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

Loss from discontinued operations net of tax, for the three months ended June 30, 2012, was $1.2 million relating to discontinuing the operations.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 769,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, and produce natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2013 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2012 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, fuel, transmission and purchased power and the timing in which the new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Consolidating Income Statement
Three Months Ended June 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$154.3	$105.8	$1.1	$6.8	$11.9	$—	$—	$—	$—	$279.8
Intercompany revenue	3.7	—	19.1	7.5	—	54.0	—	0.5	(84.7)	—
Fuel, purchased power and cost of gas sold	69.9	56.7	—	—	—	—	0.9	—	(28.4)	99.1
Gross Margin	88.1	49.1	20.1	14.3	11.9	54.1	(0.9)	0.5	(56.4)	180.7

Operations and maintenance	39.4	31.8	8.2	9.2	10.0	49.8	—	—	(52.0)	96.4
Gain on sale of operating asset	—	—	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	19.6	6.6	1.3	2.9	5.2	3.1	(3.3)	2.7	(3.0)	35.1
Impairment of long-lived assets	—	—	—	—	—	—	—	—	—	—
Operating income	29.1	10.7	10.7	2.1	(3.4)	1.1	2.4	(2.2)	(1.4)	49.2

Interest expense	(15.0)	(6.2)	(2.9)	(0.2)	(0.4)	(18.6)	—	—	20.7	(22.6)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	18.7	—	—	—	18.7
Interest income	1.2	0.3	0.2	—	0.5	17.4	—	—	(19.1)	0.4
Other income (expense)	0.2	—	—	0.5	0.1	3.5	—	—	(3.9)	0.4
Income tax benefit (expense)	(4.9)	(1.6)	(2.9)	(0.5)	1.4	(7.0)	(0.9)	0.8	—	(15.6)
Income (loss) from continuing operations	$10.6	$3.2	$5.1	$1.9	$(1.9)	$15.2	$1.5	$(1.4)	$(3.6)	$30.5

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$312.8	$305.6	$2.1	$12.8	$27.2	$—	$—	$—	$—	$660.5
Intercompany revenue	7.8	—	38.4	15.1	—	111.2	—	0.9	(173.4)	—
Fuel, purchased power and cost of gas sold	142.0	180.8	—	—	—	—	1.8	—	(57.3)	267.3
Gross margin	178.6	124.8	40.5	27.9	27.2	111.2	(1.8)	0.9	(116.1)	393.2

Operations and maintenance	78.2	65.0	16.0	19.4	20.3	100.5	—	—	(105.1)	194.3
Gain on sale of operating asset	—	—	—	—	—	—	—	—	—	—
Depreciation, depletion and amortization	38.8	13.1	2.5	5.8	10.6	6.1	(6.6)	5.6	(6.0)	69.9
Impairment of long-lived assets	—	—	—	—	—	—	—	—	—	—
Operating income	61.6	46.7	22.0	2.7	(3.7)	4.6	4.8	(4.7)	(5.0)	129.0

Interest expense, net	(30.5)	(13.0)	(5.8)	(0.3)	(0.8)	(39.7)	—	—	44.1	(46.0)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	26.2	—	—	—	26.2
Interest income	2.3	0.8	0.4	—	0.9	34.9	—	—	(38.5)	0.8
Other income (expense)	0.5	—	—	1.1	—	26.6	—	—	(27.3)	0.9
Income tax benefit (expense)	(10.9)	(12.8)	(5.9)	(0.5)	1.6	(8.6)	(1.8)	1.7	—	(37.2)
Income (loss) from continuing operations	$23.0	$21.7	$10.7	$3.0	$(2.0)	$44.0	$3.0	$(3.0)	$(26.7)	$73.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended June 30, 2012	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$144.6	$70.4	$0.8	$6.0	$20.6	$—	$—	$—	$—	$242.4
Intercompany revenue	5.2	—	18.0	7.1	—	45.0	—	0.4	(75.6)	—
Fuel, purchased power and cost of gas sold	61.4	28.4	—	—	—	—	0.8	—	(27.3)	63.4
Gross margin	88.3	41.9	18.7	13.1	20.6	44.9	(0.8)	0.4	(48.3)	178.9

Operations and maintenance	36.9	28.5	7.6	9.9	10.3	41.3	—	—	(44.4)	90.0
Depreciation, depletion and amortization	18.7	6.3	1.1	3.0	13.0	2.6	(3.3)	2.6	(2.6)	41.4
Impairment of long-lived assets	—	—	—	—	26.9	—	—	—	—	26.9
Operating income	32.7	7.2	10.1	0.3	(29.6)	1.0	2.5	(2.2)	(1.3)	20.6

Interest expense	(14.7)	(6.6)	(4.2)	—	(1.2)	(20.5)	—	—	20.4	(26.7)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(15.6)	—	—	—	(15.6)
Interest income	2.4	0.8	0.2	0.4	—	15.6	—	—	(18.8)	0.6
Other income (expense)	0.3	0.1	—	0.6	0.1	9.3	—	—	(9.3)	1.1
Income tax benefit (expense)	(6.5)	(0.4)	(2.2)	(0.1)	11.1	5.8	(0.9)	0.8	—	7.6
Income (loss) from continuing operations	$14.2	$1.2	$3.9	$1.2	$(19.6)	$(4.5)	$1.6	$(1.4)	$(8.9)	$(12.3)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2012	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate (b)	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Inter-company Eliminations	Total
	(in millions)
Revenue	$300.7	$250.9	$1.9	$12.4	$42.3	$—	$—	$—	$—	$608.2
Intercompany revenue	8.2	—	36.4	15.7	—	96.7	—	0.8	(157.8)	—
Fuel, purchased power and cost of gas sold	135.2	140.4	—	—	—	0.1	1.6	—	(56.6)	220.6
Gross margin	173.7	110.5	38.4	28.1	42.3	96.6	(1.6)	0.8	(101.2)	387.6

Operations and maintenance	76.1	59.8	14.7	21.4	21.2	88.4	—	—	(91.4)	190.1
Depreciation, depletion and amortization	37.6	12.4	2.2	6.7	22.4	5.2	(6.5)	5.2	(5.2)	80.0
Impairment of long-lived assets	—	—	—	—	26.9	—	—	—	—	26.9
Operating income	60.0	38.3	21.4	0.1	(28.1)	3.0	5.0	(4.4)	(4.6)	90.6

Interest expense, net	(31.2)	(14.2)	(9.1)	—	(2.8)	(43.5)	—	—	44.9	(55.9)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(3.5)	—	—	—	(3.5)
Interest income	5.7	1.9	0.4	1.2	—	31.9	—	—	(40.0)	1.1
Other income (expense)	1.0	0.1	—	1.5	0.1	23.7	—	—	(23.6)	2.8
Income tax benefit (expense)	(12.6)	(9.7)	(1.9)	(0.6)	11.2	1.6	(1.8)	1.6	—	(12.1)
Income (loss) from continuing operations	$22.9	$16.4	$10.8	$2.2	$(19.6)	$13.1	$3.2	$(2.8)	$(23.3)	$22.9

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)
Certain direct corporate costs and inter-segment interest expense previously allocated to our Energy Marketing segment were not reclassified to discontinued operations but included in the Corporate activities.

Investor Relations:
Jerome Nichols	605-721-1171

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